EXCLUSIVE FIELD OF USE LICENSE AGREEMENT

by and among

Pharlo Citrus Technologies, Inc.

and

Tasker Capital Corp.

dated as of

September 20, 2004

TABLE OF CONTENTS

EXCLUSIVE FIELD OF USE LICENSE AGREEMENT

THIS LICENSE AGREEMENT is made as of September ____, 2004 (the "Effective Date") by and among Tasker Capital Corp., a Nevada corporation, with principal offices at 100 Mill Plain Road, Danbury, CT 06811 ("Licensee"); Pharlo Citrus Technologies, Inc., a Florida corporation with principal offices at 433 Moore Park Lane, Merritt Island, Florida 32952 ("Licensor");

WHEREAS, Licensor is the exclusive licensee of the patented Licensed Technology, as defined below, and has the right to sublicense the same;

WHEREAS, Licensee wishes to obtain an Exclusive Field of Use License of the Licensed Technology within the Licensed Territory, as defined below to solely develop, market and distribute consumer deodorant breath products, animal breath products, and soft drink products based upon the Licensed Technology;

WHEREAS, Licensor wishes to grant such an Exclusive Field of Use License to Licensee on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

Section 1 DEFINITIONS. The following terms will have the meanings indicated in this Agreement:

Section 1.01 "Agreement" will mean this Agreement, including all schedules and attachments hereto.

Section 1.02 "Confidential Information" will mean data or information relating to the other party's business, marketing, research or development activities, including, without limitation, information relating to internal operations, financial results, budgets, forecasts and projections, vendor information, customer or client information, trade secrets, technical data, software, patents, trademarks or copyrights, that is communicated to or otherwise acquired by it in connection with the performance of its obligations under the Agreement. Confidential information will not include (i) general industry knowledge or know-how or (ii) any information that (a) is or becomes known to the general public under circumstances involving no breach of the Agreement, (b) is generally disclosed to third parties by the disclosing party without restriction on such third parties such as in preliminary discussions with potential investors and potential manufacturing and/or distribution sub contractors or (c) is approved for release by written authorization of the disclosing party.

Section 1.03 **"Intellectual Property"** will mean all (i) patent rights, trade mark rights, service mark rights and copyrights (including in each case, without limitation, registrations and applications), trademarks, trade names, algorithms, trade dress and other proprietary rights, and all patent applications renewals, divisions, continuations, continuations-in-part, reissues, additions and extensions thereof, regardless of whether any of such rights arise under the laws of the United States or any other state, country or jurisdiction; (ii) rights or interests protected by non-statutory or common law evidenced by or embodied in any idea, design, concept, process, technology, invention, discovery, enhancement, improvement or information and data not generally known, (including formulae, procedures, protocols, techniques and results of experimentation and testing) that is necessary or useful, regardless of patentability, including but not limited to, trade secrets and know-how; and (iii) all other rights generally associated with, derived from or appurtenant to any of the foregoing including, without limitation, all improvements and enhancements developed during the term of the Agreement.

Section 1.04 **"Licensed Patents"** will mean any of those patents and patent applications described on Schedule 1.04, and any divisional, continuation, continuation-in-part, reissue, renewal or extension thereof or substitute therefor, or any patent issuing therefrom.

Section 1.05 **"Licensed Product"** will solely mean any and all consumer deodorant breath products, animal deodorant breath products and soft drink products the use, sale, offer for sale, of which, would infringe a claim of the Licensed Patents, and/or would be encompassed by the Licensed Technology. Licensed Product is limited to those products that fall under the Exclusive Field of Use described in Section 2.01

Section 1.06 **"Licensed Technology"** will mean the Licensed Patents and all other Intellectual Property owned or licensed by Licensor that is necessary or useful in the development, marketing and distribution of the Licensed Products, including without limitation the Intellectual Property listed on Schedule 1.06, which indicates for each item whether it is owned or licensed by Licensor.

Section 1.07 **"Licensed Territory"** will mean worldwide, excluding Asia.

Section 1.08 **"Net Sale"** will mean gross revenue from the sale and sublicense of Licensed Products by Licensee and sublicensees actually received by Licensee and sublicensees, less the following permitted deductions to the extent that such items are reflected in the price charged and do not exceed reasonable and customary amounts in the country in which the transaction occurs: (i) trade and quantity discounts or rebates actually taken or allowed; (ii) credits or allowances given or made for rejections or return of any previously sold Licensed Product actually taken or allowed; (iii) any tax or government charge

(including any tax such as a sales or value added or similar tax or government charge, but not including any tax levied with respect to income) levied on the sale, transportation or delivery of Licensed Products and borne by the seller thereof; and (iv) any charges for freight or insurance billed to the final customer.

Section 1.09 **"Sublicensee"** will mean any person to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

Section 2. LICENSE.

Section 2.01 **Grant of License.** Licensor hereby grants to Licensee an Exclusive Field of Use, royalty-bearing License, including the exclusive right to grant sublicenses limited to the Exclusive Field of Use, of and under the Licensed Technology, to solely use, offer to sell, sell, develop, market and distribute Licensed Products in the Licensed Territory.
The Exclusive Field of Use License ("Exclusive Field of Use") is limited to solely develop, market and distribute consumer deodorant breath products, animal breath products, and soft drink products based upon the Licensed Technology.

Licensor reserves the rights to grant additional licenses to third party(s) of and under the Licensed Technology to make and have made the Licensed Products.

Licensor reserves the rights to grant additional licenses to third party(s) outside the exclusive field of use license without providing any notification to Licensor. Such additional licenses outside the exclusive field of use of an under the Licensed Technology include but are not limited to post-harvest treatments and applications of food and/or beverage products, topical treatments and applications, and any other non-oral treatments and applications.

Section 2.02 **Exclusivity.** In recognition of the commitment of time, effort and money which Licensee will make to the Licensor in developing, marketing and distributing the Licensed Products for the limited Exclusive Field of Use License described in Section 2.01, Licensor will not, and will cause its directors, officers, employees, advisers and agents not to, (a) use, offer to sell, sell, import, develop, market or distribute the Licensed Products for the Exclusive Field of Use in the Licensed Territory or (b) grant a license or covenant not to sue to any third party to use, offer to sell, sell, import, develop, market or distribute the Licensed Products for the Exclusive Field of Use in the Licensed Territory.

Section 2.03 **Licensor's Retained Rights/Publication.** Licensor retains the right to present at symposia, national, regional or professional meetings (a "Presentation") and to publish in scientific journals or otherwise (a "Publication") scientific findings from research related to the Licensed Technology, provided, however, that no such Presentation or Publication will be made except in compliance with the provisions of this paragraph. Prior to any such Presentation

or Publication, Licensor will provide to Licensee advanced copies of all abstracts, articles and other materials, in the best form then available, proposed to be submitted for publication or displayed or distributed at such Presentation, at least ten (10) days prior to any Presentation and sixty (60) days prior to any Publication. Upon receipt of such information, Licensee will have three (3) weeks in the case of any proposed Publication, and one (1) week in the case of any Presentation, to review such information and provide Licensor with comments on such disclosure based upon the protection of any patentable information or Licensed Technology in the information proposed to be published or disclosed. If such research relates in any way to the use or application of the Licensed Technology in breath deodorant or soft drink products, no such Presentation or Publication will be made until Licensee has provided its prior written consent, which, if not be provided within the 3-week or 1-week period described above, as applicable, will be deemed given. If the research does not in any way relate to the Exclusive Field of Use License of the Licensed Technology, which is limited to consumer deodorant breath products, animal breath products, and soft drink products, Licensor will be exempted from the above requirement.

Section 2.04 **Sublicensing**. Licensee will have the exclusive right to grant sublicenses, limited to the Exclusive Field of Use, consistent with the terms and conditions of this Agreement provided that as between Licensor and Licensee, Licensee will be responsible for the enforcement of such terms and conditions. Except as Licensor may in its discretion otherwise agree in writing, any sublicense granted by Licensee under this Agreement will provide for termination upon termination of this Agreement. Licensee will provide to Licensor notice of all intended sublicense agreements. Licensee will provide the Licensor written notice of all intended sublicense agreements and provide copies of all such sublicense agreements at least ten (10) days in advance of final signature, for consent of Licensor, such consent not to be unreasonably withheld and to be acted on in an expeditious manner.

Section 2.05 **Manufacturing**. In the event of a material breach by Indian River Labs, LLC ("Indian River") under that certain General Contract for Products, dated as of the date hereof, by and between the Licensee and Indian River, the licenses granted to the Licensee hereunder shall automatically be deemed to include the exclusive right and license to make and have made the Licensed Products in the Licensed Territory and the exclusive right to sublicense same as provided herein.

Section 3. ROYALTIES, RECORD-KEEPING AND PAYMENTS.

Section 3.01 **Royalties.** Licensee will pay to Licensor royalties based upon Net Sales determined as follows:

A. PRE-PAID ROYALTY

(1). On Consumer Deodorant Breath Products,
A pre-paid royalty of six hundred thousand dollars (the "Pre-Paid Royalty"), payable at the rate of one and one-half percent (1.5%) of Net Sales.

(2). On Animal Breath Products,
A pre-paid royalty of four hundred thousand dollars (the "Pre-Paid Royalty"), payable at the rate of one and one-half percent (1.5%) of Net Sales.

Immediately upon each closing of a transaction in which Licensee has received a commitment for the purchase of equity securities, or a loan to be converted to equity at a prearranged time and rate, or a loan for the purpose of launching the product(s) being discussed, in an aggregate amount of five hundred thousand dollars ($500,000) (the "Equity Financing"), Licensee will pay to Licensor an amount equal to the lesser of (a) the amount of the Pre-Paid Royalty which has not yet been paid and (b) ten percent (10%) of the proceeds received at each closing until Licensor has received an aggregate amount of $50,000 (equal to 10% of an aggregate amount of five hundred thousand dollars ($500,000) (the "Equity Financing").

B A continuing royalty of one and one-half percent (1.5%) of Net Sales (the "Continuing Royalty"). This continuing royalty shall be paid under this license and all sublicenses hereunder is in addition to the Prepaid Royalty amount of 1.5% discussed in paragraph A of this section.

C. MINIMUM PAYMENT. To keep the Exclusive Field of Use License agreement in force, a minimum royalty payment of $300,000 per annum (equal to 1.5% of annual sales of $20,000,000.00) will be due starting two (2) years after the execution of this agreement. The minimum royalty payment will increase annually every one year thereafter for the greater amount of the annual increase in the Consumer Price Index or four (4%) percent

D. LIQUIDATED DAMAGES. If Licensee terminates this Agreement Licensee shall pay Licensor liquidated damages equal to the minimum royalty payment described in paragraph C in this section, calculated on a pro rata basis, for a period of (9) months.

Section 3.02 **Payment.** Licensee will make available to Licensor a calculation of Net Sales, Pre-Paid Royalty, if any, and Continuing Royalty, which will be updated on a continual basis, and be available to be viewed electronically by Licensor. At the end of each calendar month, Licensor will wire transfer to Licensor's account the total amount due for Pre-Paid Royalty, if any, and Continuing Royalty.

If there is any balance of Pre-Paid Royalty remaining by July 1, 2003, interest on that balance shall be payable at the rate of 7 % per annum, until the balance is paid off.

Section 3.03 Records/Audit Rights. During the term of this Agreement and for three (3) years thereafter (the "Audit Period"), Licensee will keep complete and accurate records of Licensee's and any sublicensee's sales of Licensed Products and such other matters as may affect the determination of any amount payable to Licensor hereunder in sufficient detail to enable Licensor to determine any amounts payable to Licensor under this Agreement. During the Audit Period, Licensor may engage a recognized accounting or audit firm reasonably acceptable to Licensee to act on its behalf, to audit and inspect the files, books and records of account of Licensee relating solely to the fees owed Licensor under the Agreement, upon ten (10) days' prior written notice, during regular business hours and in such a manner to avoid unreasonable interference with normal business operations. Such audit shall be solely at Licensor's expense unless it shows a shortage in the amount paid to Licensee of more than five percent (5%) for the period audited. Audits shall not be conducted with unreasonable frequency and in no event shall be conducted more than once per twelve (12) month period unless the immediately preceding audit showed a shortage in the amount paid to Licensee. Should any audit result in the discovery of any shortages, Licensee shall promptly pay any such shortages, together with interest calculated at the current prime rate back to the date of the incorrect payment. Should it be discovered that the Licensor was overpaid, then a correcting adjustment shall be made at the next scheduled Licensee payment.

Section 4 INTELLECTUAL PROPERTY RIGHTS.

Section 4.01 Ownership of Licensor Intellectual Property Rights. Subject to Licensor's rights in and to the Licensed Technology, Licensor shall own all right, title and interest in and to the Licensed Products.

It is contemplated that Licensor and/or Licensee may, from time-to-time, make improvements to the Licensed Patents and/or the Licensed Technology and/or to the Licensed Products. Such improvements by either Licensor or Licensee will promptly be disclosed in writing to the other party. Licensor shall have the sole option and discretion to file for and solely own any additional protection covered by patents, copyrights, and trademarks that directly or indirectly relate to the Licensed Technology and/or Licensed Products and/or Licensed Patents in this Agreement. Licensee shall reimburse Licensor for such expenses as referenced in Section 4.03 of this Agreement.

Section 4.02 Enforcement of Licensor Intellectual Property Rights.

(a) Licensor and Licensee will promptly notify one another in writing upon immediately learning of any case of any infringement of any Licensed Patents or

Licensed Technology or any other violation of any other Intellectual Property right by any third party. In the case of any infringement of any Licensed Patent or any violation of any other Intellectual Property right contained in the Licensed Technology by any third party (an "Infringer") during the term of this Agreement, Licensor will first at their sole option and discretion and at their expense, cause such third party to cease such infringement and to otherwise enforce such Licensed Patent or such other Intellectual Property right as Licensor solely deems is necessary. Licensee will assist Licensor as reasonably requested, at Licensor's expense, in taking any such action against any such Infringer. Any amount recovered as a result of any action taken by Licensor hereunder will be first applied to reimbursing Licensor for all of its out-of-pocket expenses incurred in connection therewith which includes but is not limited to legal fees, attorney fees, court costs, and the remainder, if any, will be divided appropriately between Licensee and Licensor.

If, following reasonable written notice from the Licensee, Licensor will fail to take any action against any Infringer which Licensee may reasonably deem necessary or desirable to prevent such infringement or violation, or to recover damages therefore, Licensee may, upon written notice to Licensor, take any steps Licensee may deem appropriate against such Infringer at Licensee's own expense. Licensee will assist Licensor, at Licensee's expense, as reasonably requested in taking any such action against any such Infringer. Any amount recovered as a result of any such action taken by Licensee will be first applied to reimbursing Licensee for all of its out-of-pocket expenses incurred in connection therewith which includes but is not limited to legal fees, attorney fees, court costs, and the remainder, if any, will be divided appropriately between Licensor and Licensee.

It is understood, that given financial circumstances that may exist at the time, it may be in the best interest of all to have Licensee and Licensor work together to correct such infringement. In such case, any amount recovered as a result of any such action will be first used to reimburse any expenses incurred. This paragraph will survive the termination or expiration of this Agreement.

(b) Notwithstanding part (a) of this Section 4.02, Licensor and Licensee may agree to settle any such claim and/or suit by granting the infringing party a sublicense. In any such claim and/or suit Licensor and Licensee will reimburse each other for one-half of the attorneys' fees and out-of-pocket costs incurred by the other,.

Section 4.03 Patent, Copyright and Trademark Maintenance. Licensor will take all reasonably necessary steps to maintain and protect the Licensed Patents and the Licensed Technology, including all Intellectual Property rights therein. Licensor shall have the sole right at their sole discretion to name their own counsel to maintain and protect the Licensed Patents and Licensed Technology. Licensee agrees to reimburse Licensor for all reasonable expenses

to maintain and protect the Licensed Patents and the Licensed Technology and/or any related copyrights and/or any related trademarks with such expenses including but not limited to government filing fees, government issue fees, government maintenance fees and legal fees for maintaining the Licensed Patents and the Licensed Technology. Licensor agrees that any future protection may also require protection by copyrights and/or trademarks. Licensee agrees to reimburse Licensor within ten (10) business days of receiving invoices from Licensor for such expenses.

Section 4.04 Confidential Information. During the term of the Agreement and for a period of five (5) years thereafter or five (5) years after the expiration of any of the Licensed Patents, whichever is longer: (i) Licensee will not, and will cause its directors, officers, employees, advisers and agents not to, disclose to others, or use for its benefit or the benefit of any other party (except to carry out its obligations under the Agreement), any Licensor Confidential Information and (ii) each Stockholder and Licensor will not, and will cause Licensor's directors, officers, employees, advisers and agents not to, disclose to others, or use for its benefit or the benefit of any other party (except to carry out its obligations under the Agreement), any Licensee Confidential Information.

Section 5 OPERATIONS UNDER THE LICENSE.

Section 5.01 Efforts. Throughout the term of this Agreement, Licensee will use its commercially reasonable best efforts to develop, market and distribute the Products. Except as expressly set forth in the Agreement, Licensee will be solely responsible for developing, marketing and distributing the Licensed Products. Subject to reasonable written notification, Licensor will provide Licensee with such assistance as Licensee may reasonably request. If such assistance requires travel on the part of Licensor employees, Licensee will reimburse Licensor for reasonable out-of-pocket expenses for which Licensor has received Licensee's prior written approval.

Section 5.02 Marketing and Publicity. Licensee will be solely responsible for developing sales brochures, presentations and any other marketing materials related to the Licensed Products. Licensor will provide Licensee with such information on the Licensed Products and the Licensed Technologies as is necessary to develop and market the Licensed Products. Neither party will make any warranty or representation concerning the other party or its products except as authorized in this Agreement or otherwise in writing by such other party. Each party will submit all press releases, advertising, printed material and any other marketing information, printed or otherwise distributed, that refer to the other party or its products, for written approval by such other party in advance of any distribution, which written approval such other party will not unreasonably withhold.

Section 5.03 **Compliance with Law.** Licensee will comply with, and will use commercially reasonable efforts to insure that each sublicensee complies with, all government statutes and regulations that govern the sale of the Licensed Products.

Section 5.04 **Marking.** Licensee will cause all Licensed Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law. Licensee will similarly cause all Licensed Products shipped to or sold in any other country to be marked in such a manner as to conform to the patent laws and practice of such country.

Section 6 INDEMNIFICATION.

Section 6.01 Indemnification.

(a) Licensee will indemnify, defend and hold Licensor and its stockholders, directors, officers, employees, advisers and agents harmless from and against all Damages incurred for any third party claim(s) arising out of or in connection with any claim that the Licensed Patent or the Licensed Products infringe upon or misappropriates the Intellectual Property rights of any third party, and from any civil actions and criminal actions attributable to the Licensed Technology or the Licensed Patents. This liability shall extend to any and all sublicensees, in that the sublicensees will indemnify and hold harmless Licensor in all infringement(s) or civil action(s) or criminal actions. Licensee agrees to indemnify Licensor as described above unless such damages are solely caused by the fault and negligence of the Licensor.

Section 6.02 Indemnification Procedure.

Upon receipt by Licensor of any claim, proceeding or demand with respect to which Licensee is required to provide indemnification, the Licensor shall promptly notify Licensee in writing of such claim, proceeding or demand. Licensee agrees, at its own expense, to provide attorneys reasonably acceptable to the Licensor to defend against any actions brought or filed against Licensor.

Licensee will only have the right to consent to the entry of judgment with respect to, or otherwise settle, an indemnified claim with the prior written consent of the Licensor, which consent will not be unreasonably withheld;

Section 7 REPRESENTATIONS AND WARRANTIES.

Section 7.01A **Licensor's Representations and Warranties.** As a material inducement to Licensee to enter into this Agreement, Licensor represents and warrants to Licensee as follows: To Licensor's knowledge, Licensor is the owner or exclusive Licensee of the patented Technology.

To Licensor's knowledge, the Licensed Technology is free and clear of all claims, mortgages, pledges, security interest, charges, liens, restrictions and encumbrances of any kind.
To Licensor's knowledge, Licensor owns or has the legally enforceable right (except as (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses or the discretion of the court before which proceedings therefor may be brought) to use all Intellectual Property utilized in connection with its business as presently conducted.

To Licensor's knowledge, there are no claims pending or, to the knowledge of Licensor, threatened, alleging that Licensor is or has been in violation of any contract governing Licensor's use of the Licensed Technology or is or has otherwise been infringing on the rights of any third party with respect to the Licensed Technology, or otherwise challenging the ownership rights or the rights of Licensor to use the Licensed Technology; and Licensor has no knowledge of any valid grounds for any such bona fide claims.

To the knowledge of Licensor, there is no unauthorized use, infringement or misappropriation of any of the Licensed Technology by any third party, including any employee or former stockholder or employee of Licensor.

To Licensor's knowledge, Licensor has not received any written notice to the effect that the use of the Licensed Technology by Licensor conflicts with any Intellectual Property rights of any person.

To Licensor's knowledge, Licensor has not granted a license or covenant not to sue has been granted to any third party to any third party to make, have made, use, offer to sell, sell, import, develop, market or distribute the Licensed Products or any similar products based upon the Licensed Technology in the Licensed Territory.

Licensor does not warrant or represent that any invention of the Licensed Patents or Licensed Technology hereunder is patentable.

Licensor does not warrant or represent that any trademarks, trade names, and copyrights that may be part of this Agreement can be protected or registered.

Licensor does not warrant or represent that the making, using or selling of any Licensed Products or Licensed Technology or any inventions of any of the Licensed Patents hereunder will be free from infringement of any patents or any other intellectual property such as but not limited to copyrights, trademarks, and trade secrets of any third parties.

Licensor does not warrant or represent that Licensor will bring or prosecute actions or suits against any third parties for infringement of any Licensed Patent or any Licensed Technology. Licensor does not warrant or represent that Licensor will defend any actions brought by any third parties alleging infringement of or claims of damages in respect to any patent(s) or any other intellectual property such as but not limited to copyrights, trademarks, and trade secrets of any third party.

Licensor makes no representations and extends no warranties of any kind, either expressed or implied, including but not limited to warranties of merchantability and fitness for a particular purpose.

Section 7.01B Licensee's Representations and Warranties

Licensee will indemnify, defend and hold Licensor and its stockholders, directors, officers, employees, advisers and agents harmless from and against all Damages incurred for any third party claim(s) arising out of or in connection with any claim that the Licensed Patent or the Licensed Products infringe upon or misappropriates the Intellectual Property rights such as but not limited to patents, trademarks and copyrights and trade secrets of any third party, and from any civil and/or criminal actions attributable to the Licensed Technology or the Licensed Patents. This liability shall extend to any and all sublicensees, in that the sublicensees will indemnify and hold harmless Licensor in all infringement(s) and/or civil action(s) and/or criminal action(s).

Licensee agrees to indemnify and hold Licensor and its stockholders, directors, officers, employees, advisers and agents harmless against any claim of any kind, including but not limited to negligence, for any loss, damage or injury allegedly sustained by Licensee or any user or purchaser of Licensed Products manufactured on behalf of or by Licensee or by any licensee of Licensee, arising out of, connected with, or resulting from this Agreement, or from the design, manufacture, sale, operation or use of Licensed Products or components thereof.

Licensee will be solely responsible for the payment and discharge of any taxes or duties relating to any transaction of Licensees, its stockholders, directors, officers, employees, advisers and agents, and any sublicensees.

Licensee agrees to comply with and will be solely responsible for following all government laws and regulations in the manufacture, sale and delivery of Licensed Products and all approvals necessary to market the Licensed Products, including but not limited to, the Food and Drug Administration (FDA), Import/Export regulations and the antitrust laws of the United States.

Licensee agrees to purchase product liability insurance policy covering the Licensed Products under this agreement and provide Licensor with copies within ninety (90) days of the execution of this agreement, with policy coverage of at

least five (5) million dollars per year that names Licensor as a beneficiary of the policy, wherein the policy is subject to Licensor's approval which shall not be unreasonably withheld. This insurance policy requirement is required of any sublicensee of this Agreement.

Licensee agrees to purchase a general liability insurance policy covering Licensees exclusive license rights under this agreement which shall include an "Advertising Injury" clause covering any misuse of copyrights and trademarks of third parties that provides at least four (4) million dollars per year coverage with at least two (2) million dollars per occurrence per year coverage, and provide Licensor with copies of the policy within ninety(90) days of the execution of this Agreement that names Licensor as a beneficiary of the policy, wherein the policy is subject to Licensor's approval which shall not be unreasonably withheld. This insurance policy requirement is required of any sublicensee of this Agreement.

Section 7.02 Both Parties' Representations and Warranties.

A Each party hereby represents and warrants to the other party that:

(I) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all the necessary power and authority to (a) conduct its business in the manner in which its business is currently being conducted, (b) own and use its assets in the manner in which its assets are currently owned and used, and (c) perform its obligations under this Agreement; and;

(II) This Agreement has been duly authorized, executed and delivered by it and its execution and delivery of this Agreement, and the performance of its obligations and duties hereunder, will not (a) conflict with or result in any breach of any provision of its charter or by-laws, (b) require any filing with, or permit, authorization, consent or approval of, any governmental entity, (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it is a party or by which any of its properties or assets may be bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it, excluding from the foregoing clauses (b), (c) and (d) such filings, violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on it and its ability to perform under this Agreement.

Section 7.03. Limitations.

A. **EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, REPRESENTATION OR CONDITION TO THE OTHER PARTY IN RELATION TO THE SUBJECT**

MATTER HEREOF, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS. ANY IMPLIED WARRANTY THAT MAY NOT BE DISCLAIMED IS HEREBY LIMITED TO THE EXTENT PERMITTED BY APPLICABLE LAW.

B. The invalidity, in whole or part, of any of the foregoing paragraphs in this Agreement will not affect the overall Agreement. The limitations and disclaimers of the parties' obligations and liabilities are intended to apply to the fullest extent permitted by law, and the invalidity of application thereof to any given circumstance shall not affect such application to any other circumstance. Such limitations and disclaimers are intended to prevail over any provision in this Agreement to the contrary.

Section 8 TERM AND TERMINATION.

Section 8.01 **Term**. The Agreement will become effective upon execution and will continue in effect until the later of (a) the expiration of all the Licensed Patents and (b) the date on which the Licensed Technology loses its status as Licensor's trade secrets, unless earlier terminated as set forth below.

Section 8.02 **Termination**. The Agreement will be terminable as follows:

(a) by the mutual written agreement of the parties;

(b) by Licensee upon the merger, acquisition or transfer of voting control of Licensor or the transfer of the Licensed Technologies;

(c) immediately by either party should the other party (i) admit in writing its inability to pay its debts generally as they become due; (ii) make a general assignment for the benefit of creditors; (iii) institute or consent to bankruptcy proceedings against it; (iv) be adjudicated as being bankrupt or insolvent; (v) seek or consent to reorganization under any bankruptcy act; or (vi) have a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of such party's property or providing for the liquidation of such party's property or business affairs; and

(d) should either party commit a material breach of its obligations hereunder (except those described in paragraph (e) below), the other party may terminate the Agreement ninety (90) days after receipt by the defaulting party of written notice describing the basis for such termination, unless prior to expiration of such period the defaulting party cures such default.

In the event that Licensor seeks or is involuntarily placed under the protection of the bankruptcy laws, Title XI, U.S. Code, and the trustee in bankruptcy rejects this Agreement, Licensee hereby elects, pursuant to Section 365(n), to retain all rights granted to it under this Agreement to the extent permitted by law.

(e) Should Licensee fail to pay Licensor any and all royalties due under Section 3, Licensor shall have the right to terminate this Agreement on thirty(30) days written notice, unless Licensee shall pay Licensor, within the thirty(30) day period, all such royalties and interest due and payable. Upon the expiration of the thirty(30) day period if Licensee has not paid all royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

Section 8.03 **Option to Terminate**. Licensor will have the option to terminate this Agreement as follows: (i) If either of the senior management presently employed by Licensee cease to be employed by Licensee or are removed from their present positions, or (ii) If voting control of Licensee is transferred to someone who in any way is engaged in a competitive technology to Licensor.

Section 8.04 **Effect of Termination**. Upon termination of this Agreement, neither party will have any further obligations to the other except that (i) the provisions of Sections 4, 6, 7, 8.03, 9, 10 and 11 will survive pursuant to Section 10.08 and (ii) Licensee will remain obligated to pay all royalties that have accrued prior to the date of termination.
In addition to any liquidated damages pursuant to section 3.01 D, Licensee will execute any agreement necessary to transfer any trademarks, copyrights, internet domain names, or web pages then in use with respect to Licensee's commercialization of Licensed Products.

Section 9 DISPUTE RESOLUTION.

Section 9.01 **Arbitration**. Any controversy, claim or other dispute arising out of this Agreement or relating to the subject matter hereof will be decided by arbitration held in Boston, Massachusetts in accordance with the patent rules and the commercial arbitration rules and under the auspices of the American Arbitration Association in Boston, Massachusetts, unless the parties agree otherwise. This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. The award rendered by the arbitrator will be final and binding on all parties, and judgment may be entered thereon in any court having jurisdiction thereof.

Section 10 GENERAL.

Section 10.01 **Entire Agreement.** This Agreement and any Exhibits and Schedules hereto contain the complete agreement between the parties. All

previous or collateral agreements, representations, warranties, promises and conditions relating to the subject matter of this Agreement are superseded by this Agreement. Any understanding, promise, representation, warranty or condition not expressly incorporated in this Agreement shall not be binding on either party. This Agreement may be amended, or compliance with any term of this Agreement waived, only by a writing signed by both parties. In furtherance of and not in limitation of the foregoing, the Term Sheet dated January 3, 2001, the Letter of Intent dated January 22, 2001, the Letter of Intent dated April 30, 2001 and the Mutual Non-Disclosure Agreement dated as of April ___, 2001 between the parties are hereby terminated and of no further force and effect, provided, however, that any remedy available to either party for a breach by the other party of the Mutual Non-Disclosure Agreement prior to the date hereof will survive such termination.

Section 10.02 **Force Majeure.** Either party to this Agreement will be excused from any delay or failure in performance hereunder, other than the payment of moneys, caused by reason of occurrence or contingency beyond its reasonable control, including without limitation acts of God, earthquake, labor disputes and strikes, riots, war or government requirements; provided that, in order to be excused from delay or failure to perform, such party must act diligently and reasonably to remedy the cause of such delay or failure.

Section 10.03 **Assignment.** This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective legal representatives, successors and permitted assigns. Except for Licensee's rights to sublicense the Licensed Technology, as set forth in Section 2.04, neither party will assign any right or interest, or delegate any obligation, under this Agreement without the prior written consent of the other party; provided however that either party may assign all of its rights hereunder to the purchaser or surviving entity (the "Purchaser") in any stock, assets, merger or other transaction in which all or substantially all of the business of such party is transferred, regardless of the form such transaction may take; provided that the Purchaser assumes all of the obligations of the Seller hereunder and the Seller hereunder remains jointly and severally liable for such obligations.

Section 10.04 **Notices.** All notices, consents and approvals given under this Agreement shall be in writing and shall be delivered in person, by first class or express mail, telegram or other telegraphic means or facsimile to the address indicated on the first page of this Agreement, Attention: David Dickinson (in the case of Licensor), or Attention: Arthur Bergeron (in the case of Licensee).

Section 10.05 **Severability.** In the event any provision hereof will be deemed invalid or unenforceable by any court or governmental agency of competent jurisdiction, such provision will be deemed severed from this Agreement and all remaining provisions will be afforded full force and effect as if such severed provision had never been a provision hereof and the parties will

substitute for any such invalid or unenforceable provision, a valid and enforceable provision of similar economic intent and effect.

Section 10.06 **Waiver.** Waiver by a party of any default by the other shall not be deemed a waiver of any other default irrespective of whether such default is similar or a right at any time thereafter to require exact and strict compliance with the terms of this Agreement.

Section 10.07 **Governing Law.** The Agreement will be governed by, and construed in accordance with, the laws of the State of Florida, and the exclusive venue and jurisdiction for any litigation arising out of the Agreement will be in Orlando, Florida.

Section 10.08 **Counterparts.** This Agreement may be executed in counterparts, including counterpart transmitted by facsimile, each of which shall be deemed an original, and all such counterparts shall constitute one and the same agreement.

Section 10.09 **Headings.** The headings of this Agreement are intended solely for the convenience of reference and will be given no effect in the construction of this Agreement.

Section 10.10 **Number, Gender.** The masculine, feminine, singular and plural of any word or words will be deemed to include and refer to the gender and number appropriate in the context.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

LICENSOR: PHARLO CITRUS TECHNOLOGIES, INC.

By: ______________________
David Dickinson
President

LICENSEE: TASKER CAPITAL CORP.

By: ______________________
Robert Appleby
President

Schedule 1.04

LICENSED PATENTS

United States Patent 5,989,595, Acidic composition of matter for use to destroy microorganisms, issued November 23, 1999 to Barry W. Cummins, licensed to Licensor on January 1st, 2000.

United States Patent 6,242,011, Acidic Composition of Matter For Use To Destroy Microorganisms, issued June 5, 2001 to Barry W. Cummins.

Schedule 1.06

LICENSOR INTELLECTUAL PROPERTY